Exhibit 99.1

New Jersey Mining Company to Commence Open Pit Mining at Golden Chest

COEUR D'ALENE, Idaho, July 15, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it is set to begin small-scale open pit mining operations at the Golden Chest Mine near Murray, Idaho.

NJMC President John Swallow stated, “We are excited to move toward resumption of operations at the Golden Chest Mine. During the recent period of lower gold prices and lackluster sentiment within the industry, we have consolidated property ownership at the Golden Chest, secured necessary equipment, and further refined our surface and underground mine plans.”

Mr. Swallow continued, “We view the Golden Chest Mine as one of the most advanced, production-ready gold projects in the western United States. Although we are beginning with a modest mine plan, the mine area occupies only a small portion of our district-scale land holdings.  The underground development by Juniper provides us a quality platform to further evaluate the surrounding area and, as possible, expand operations.”

Ore from the open pit will be shipped to the New Jersey Mill. Open-pit mining this summer and fall is expected to generate cash flow while the underground mine workings are dewatered. See the NJMC news release dated June 21, 2016 for more details.

To fund the commencement of open pit mining operations, NJMC has secured a private investment, subscribed to by Company management through Ophir Holdings LLC. The agreement calls for Ophir to forward purchase 500 ounces of .999 gold at $935 per ounce, to be delivered or converted to cash at its option starting December 1, 2016 and quarterly thereafter, over two years as gold is produced from the Golden Chest Mine and New Jersey Mill.

Earlier this year, NJMC completed an internal scoping study and developed an initial mine plan at Golden Chest, focused on unmined ore from the Juniper mine plan and from other accessible, drill-tested zones. The mine plan has a 3,000-tonne per month production target with all material to be processed at the New Jersey Mill. The mine plan is focused on the main Skookum Shoot orebody which remains open down-dip with substantial exploration potential in other areas including up-dip and on-strike extensions.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

NJMC recently purchased an underground haul truck and loader, received long-lead electrical components, and signed an agreement to use idle mining equipment held by the Butte Highlands Joint Venture (50-percent NJMC). With the mine fully permitted, NJMC can resume underground mining operations immediately following dewatering and any needed rehabilitation, subject to obtaining additional financing.

In September 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC which, through its affiliate companies (“Juniper”), developed a state-of-the-art gold mine that began producing ore in late-2014. In September 2015, Juniper ceased operations and terminated its lease, forfeiting the remaining mineralized material and mine infrastructure.

NJMC processed Golden Chest ore at its New Jersey Mill during the Juniper Lease, earning cash from milling fees and its share of a 2-percent net smelter return (NSR) royalty on gold production. Juniper mined 40,840 dry metric tonnes of ore at an average grade of 6.70 grams per tonne gold, resulting in production of approximately 8,000 ounces of gold.

The development performed by Juniper was based largely upon prior work done by Golden Chest LLC. In 2010, NJMC contributed certain mining claims, all geological data, and certain mining equipment to form Golden Chest LLC with Marathon Gold Corporation, which contributed $4-million cash. In 2011 and 2012, Golden Chest LLC completed the most aggressive exploration programs in the property’s history, including 144 core drill holes (totaling 18,300 meters). A NI 43-101 technical report was completed in 2012 and an updated NI 43-101 compliant Resource Estimate was released in 2013. Following the termination of Juniper’s lease, NJMC bought out Marathon’s interest in Golden Chest LLC in December 2015.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

NJMC built and is majority owner and operator of a 360-tonne per day flotation mill and cyanide leach plant. The Company is also 100-percent owner of the Golden Chest Mine project, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. NJMC also holds a 50-percent interest in the Butte Highlands Gold Project.

Ownership interests in a mill and two mines set NJMC apart from other junior resource companies. These assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that the gravity gold circuit is not operational or does not improve gold recovery, the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814